As filed with the Securities and Exchange Commission on July 22, 2011

Registration No. 333-72838

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRIMEDIA Inc.

(Exact name of each registrant as specified in its charter)

Delaware	13-3647573
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

3585 Engineering Drive

Norcross, Georgia 30092

(678) 421-3000

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Keith L. Belknap

Senior Vice President, General Counsel and Secretary

3585 Engineering Drive

Norcross, Georgia 30092

(678) 421-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

This Post-Effective Amendment No. 3 to Form S-3 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Commission, acting pursuant to Section 8(c) may determine.

DEREGISTRATION OF SECURITIES

PRIMEDIA Inc., a Delaware corporation (the “Company”), hereby amends its Registration Statement on Form S-3 (File No. 333-72838) initially filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2001, as amended by Amendment No. 1 thereto, filed with the Commission on November 21, 2001, and Amendment No. 2 thereto, filed with the Commission on January 3, 2002 (as amended, the “Registration Statement”), by deregistering all of the securities registered on the Registration Statement that have not been sold or otherwise remain unissued (the “Remaining Securities”).

On May 15, 2011, the Company, Pittsburgh Holdings, LLC (“Parent”) and Pittsburgh Acquisition, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which on July 13, 2011 Merger Sub was merged with and into the Company, with the Company being the surviving corporation and continuing its separate existence under the laws of the State of Delaware (the “Merger”). Pursuant to the Merger Agreement, on July 13, 2011, each issued and outstanding share of common stock of the Company (except those shares held by any of the Company’s stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights and shares owned by the Company as treasury stock or by Parent or Merger Sub) were cancelled and converted automatically into the right to receive $7.10 in cash, without interest and less any required withholding taxes. Therefore, the Company has ceased to be a publicly traded company, and in connection with the Merger, the Company is terminating all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement.

In accordance with the undertaking contained in Part II, Item 17(3) of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company files this Post-Effective Amendment No. 3 to terminate the effectiveness of the Registration Statement and to remove from registration all of the Remaining Securities which remain unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on July 22, 2011.

PRIMEDIA INC.

BY:	/s/ Keith L. Belknap
Keith L. Belknap
Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles J. Stubbs	President, Chief Executive Officer and Director (Principal Executive Officer)	July 22, 2011
Charles J. Stubbs

/s/ Kim R. Payne	Senior Vice President Chief Financial Officer (Principal Financial Officer)	July 22, 2011
Kim R. Payne

/s/ J. Michael Barber	Senior Vice President Chief Accounting Officer (Principal Accounting Officer)	July 22, 2011
J. Michael Barber

/s/ Jacob M. Chacko	Director	July 19, 2011
Jacob M. Chacko

/s/ Asiff Hirji	Director	July 22, 2011
Asiff Hirji

/s/ David I. Trujillo	Director	July 22, 2011
David I. Trujillo